Rule 424(b)(3)
                                                       File No. 333-37842
              $500,000 Minimum / $2,250,000 Maximum


                       MOUNTAIN OIL, INC.
                          COMMON STOCK


      This  is  Mountain Oil's initial public offering.   We  are
offering  a minimum of 222,222 shares and a maximum of  1,000,000 shares of common stock. The public offering price is $2.25 per share. There is no public market for our common stock.

     See "Risk Factors" beginning on page 2 for information you should consider before you purchase the shares.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

     The shares are offered on a minimum/maximum basis through
Mr. Josh Miller, an assistant vice president and employee.  No commission or other compensation related to the sale of the
shares will be paid to our officers or directors.  The proceeds of the offering will be held in an escrow account at Bonneville
Bank in Provo, Utah, until a minimum of $500,000 in cash is
received from the sale of shares.  If at least $500,000 is not received from the sale of the shares within 90 days from the date of this prospectus, unless extended by Mountain Oil for an
additional 30 days, your investment will be promptly returned to you with interest and without any deductions.  If we reach the minimum, we can continue the offering until July 19, 2001.  The offering may be terminated by us at any time.
__________________________________________________________________________

                   	Price to Public  Commissions    	Proceeds to Company
___________________________________________________________________________

Per Share               		$2.25        	$-0-                	$2.25

Minimum              		$500,000        	$-0-             	$500,000

Maximum            		$2,250,000         $-0-           	$2,250,000

__________________________________________________________________________



        The date of this prospectus is January 19, 2001.

                       PROSPECTUS SUMMARY

Our company

     Mountain Oil was formed to acquire and develop oil and gas properties. We immediately acquired the working interest in 24 oil and gas wells on 11,989 leased acres, all within 30 miles of Duchesne, Utah. We currently have 11 wells in production, which means the wells have pumps in place that draw oil and gas to the surface for sale. Our plan is to use the net proceeds of this offering over the next 10 months to rework our producing wells and bring an additional 11 wells into production.

     Our executive offices are located at 3954 East 200 North
East Highway 40, Ballard, UT 84066 and our mailing address is
P.O. Box 1574, Roosevelt, Utah  84066.  Our telephone number is
435-722-2992.

The offering

Common Stock Offered by Us   222,222 shares minimum
                             1,000,000 shares maximum

                             In the event less than 222,222
                             shares are sold on April 18, 2001,
                             or, if extended at our election, on
                             May 18, 2001, subscriptions will be
                             promptly returned to investors with
                             interest and without deducting
                             expenses of this offering.

Offering Terms               The offering price is $2.25 per share

                             Subscription payments will be
                             promptly deposited with the escrow
                             agent, Bonneville Bank, 1675 North
                             200 West, Provo, Utah 84604, who
                             will return funds if the minimum
                             shares are not sold in time or
                             disburse funds to Mountain Oil if
                             they are.

Common Stock to be outstanding 	2,075,222 shares minimum
After the Offering             	2,853,000 shares maximum


Use of Proceeds              Proceeds from this offering will be
                             used:
                                * to rework existing wells
                                * to purchase equipment for
                                  producing wells
                                * to connect wells to gas
                                  gathering system
                                * for working capital

                          RISK FACTORS

     If we do not establish more producing wells we will not become profitable or be able to develop our oil and gas property. We were formed in July 1999 and since that time our business activities have been limited to reworking and operating 22 wells. At our current level of operation we are operating at a loss, because we are incurring substantial expense to rework our wells. We do not believe Mountain Oil will be able to recover these expenses and operate at a profit unless we are able to make our wells produce oil in commercial amounts.

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

     We do not have sufficient capital to rework our wells as planned. If we do not raise enough money through this offering, our plans to rework our wells will be delayed, which will adversely affect our results of operations. We have limited capital and we need the proceeds of this offering to rework our wells. Should we only raise the minimum amount of the offering, we may have to seek other sources of financing or limit our plan of operation as detailed in this prospectus. If additional sources of financing are not available, reworking our wells will take much longer and our results of operations will be adversely affected.

     Since our revenue now and in the future will depend on production from a relatively small number of wells, a significant decrease in oil prices would severely impact our operations. Our largest source of operating income is from the sale of oil. We believe it will be profitable to rework existing wells because of the current level of oil prices. However, we currently hold only 22 wells, which means our operations are small compared to other oil and gas companies. Due to our size, we are much more sensitive to fluctuations in oil prices, which means a significant drop in oil prices will have a substantial adverse impact on our operations and financial condition.

     We lease the oil and gas rights on the property where our wells are located, so if we fail to perform our obligations under the leases, we could lose the leases and our business. Our oil and gas leases require that we develop or produce oil and gas or pay an annual lease fee to keep the leases. In the event we fail to continue production from the wells located on leased land, pay annual lease fees, or make royalty payments, we could lose our right to the mineral rights.

     We have outstanding options and convertible notes and we cannot predict if the option and convertible notes will be exercised or converted or how much, but if a large amount are exercised and converted your ownership interest in Mountain Oil will be substantially diluted. As of November 30, 2000, we have outstanding options to purchase a total of 75,000 shares of common stock. The exercise prices of the outstanding options range from $1.00 to $1.10 per share. Also as of October 2, 2000 there are $825,000 in outstanding convertible notes. Each $1.50 of note principal is convertible to one share of common stock, or a total of 550,000 shares, until March 31, 2002. The holders of the outstanding options and notes might have the opportunity to profit from a rise in the market price of which there is no assurance, of the shares of the common stock underlying the options at prices lower than the $2.25 you paid, which may keep the market price for our stock lower and impair your ability to realize a return on your investment.

     We cannot assure the completion of the minimum-maximum offering, and our failure to raise capital will delay work on our wells and adversely affect our results of operations. The shares are being offered on a minimum-maximum basis directly by Mountain Oil, and no individual or firm is committed to purchase or take down any of the shares. There is no assurance that any portion of the shares will be sold. In the event that at least $500,000 has not been received within 90 days of the date of this prospectus, which may be extended for an additional 30 days in our discretion, funds will be promptly returned to investors with interest and without deducting expenses of this offering. As such, you could invest money for as long as 120 days and have your investment returned with interest. Anytime after the minimum amount is received prior to termination of the offering, the escrowed funds will be transmitted to us and shares will then be issued and no refunds will be made to you.

     If no public market in our common stock develops after the offering, then you will be unable to sell your common stock and liquidate your investment. This is our initial public offering, so there does not now exist any public market for our common stock. Since this offering is being made by Mountain Oil without the assistance of a broker-dealer, there is no assurance that a broker-dealer will make a market in our common stock after the offering, which means there is no assurance a public trading

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

market in our common stock will develop after the offering. The lack of a public trading market after the offering will make it practically impossible for you to liquidate your investment in Mountain Oil.

                   FORWARD-LOOKING STATEMENTS

     You should carefully consider the risk factors set forth above, as well as the other information contained in this prospectus. This prospectus contains forward-looking statements regarding events, conditions, and financial trends that may affect our plan of operation, business strategy, operating results, and financial position. You are cautioned that any forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. Actual results may differ materially from those included within the forward-looking statements as a result of various factors. Cautionary statements in the "Risk Factors" and "Plan of Operation" sections and elsewhere in this prospectus identify important risks and uncertainties affecting our future, which could cause actual results to differ materially from the forward-looking statements made in this prospectus.

                  DILUTION AND COMPARATIVE DATA

     As of September 30, 2000, we had an unaudited net tangible book value of $545,000, or a net tangible book value per share of approximately $0.29. The following table shows the dilution to your investment in Mountain Oil without taking into account any changes in our net tangible book value after September 30, 2000, except the sale of the minimum and maximum number of shares offered.

                                   		Assuming       Assuming
                                   		Minimum        Maximum
                                  	 	Shares Sold    Shares Sold

Shares Outstanding                	 	2,075,222      2,853,000

Public offering proceeds at  $2.25 		$500,000       $2,250,000
per share

Net  tangible  book  value  before 		$0.50          $0.98
offering $0.29

Increase  attributable to purchase 		$0.21          $0.69
of shares by new
investors

Pro  forma net tangible book value 		$1,045,000     $2,795,000
after offering

Dilution   per   share   to    new 		$1.75          $1.27
investors

Percent dilution                   		77.78%         56.44%


     The following table summarizes the comparative ownership and capital contributions of existing common stock shareholders and investors in this offering as of September 30, 2000:

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


                    		Shares Owned    Total           Average Price
                    		Number          Consideration   Per Share
                                 	    %    Amount

Present Shareholders
	  Minimum Offering    	1,853,000     56%  $653,000      $0.29
   Maximum Offering    	1,853,000     22%  $653,000      $0.29

New Investors
   Minimum Offering      	222,222     44%  $500,000      $2.25
   Maximum Offering     1,000,000     78%  $2,250,000    $2.25

     The numbers used for present shareholders assumes that none of the present shareholders purchase additional shares in this offering. It also assumes that none of the convertible notes outstanding are converted by the conclusion of the offering.

                         USE OF PROCEEDS

     The net proceeds to be realized by us from this offering, after deducting estimated offering related expenses of approximately $111,319, is $388,681 if the minimum number of shares is sold and $2,138,681 if the maximum number of shares is sold. The following table sets forth, in order of priority, our best estimate of the use of proceeds from the sale of the minimum and maximum amount of shares offered. Since the dollar amounts shown in the table are estimates only, actual use of proceeds may vary from the estimates shown.

Description                           Assuming Sale  Assuming Sale
                                         	  of             of
                                          Minimum        Maximum
                                          Offering       Offering

Oil & Gas Development
  Purchase Oil Well Equipment               50,000        250,000
  Rework & Re-complete Oil Wells           298,000        980,000
  Purchase Service Equipment                               50,000


Payoff Liabilities
 Payoff Equipment Loan - Backhoe                           20,000
 Exercise Option to Purchase Hot Oil Truck                 25,000
 Repayment of Director Loans *                       	    338,000



Interest on Indebtedness                    20,000         10,000

Working Capital                             20,681        465,681

TOTAL NET PROCEEDS                        $388,681     $2,138,681

* From September through November 2000 certain directors of Mountain Oil advanced a total of $337,729 to us represented by promissory notes due in February 2001. We have used this bridge financing to advance the rework program on our wells and for general and administrative expenses.

     If more than the minimum, but less than the maximum amount, is raised, Mountain Oil will use approximately 70% of the excess amount for reworking wells, 15% of the excess amount for purchasing
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

oil well and service equipment, and the remaining 15% for debt reduction, general and administrative expenses and working capital.

     The working capital reserve may be used for general corporate purposes to operate, manage and maintain the current and proposed operations including wages and salaries, professional fees, expenses, payment of rent, and other administrative costs.

     Before using the proceeds of this offering, we may make temporary investments in short-term, interest-bearing securities, money market accounts, insured certificates of deposit and/or in insured banking accounts.

                         CAPITALIZATION

     The following tables sets forth our capitalization as of September 30, 2000, on an actual basis. This table should be read in conjunction with our financial statements and notes.

Stockholders' equity:
  Preferred stock,no par value, authorized 10,000,000
  Shares: no shares issued or outstanding
  Common stock, no par value,authorized 50,000,000
	 Shares:  1,853,000 shares  issued  and outstanding 	 	 653,000
	 Additional paid-in capital					 	                          -0-
  Accumulated deficit 						  	                         (108,000)

Total Stockholders equity           			        	        $545,000

                        PLAN OF OPERATION

Proposed operations and capital requirements

     We currently own 24 wells in seven oil and gas fields. A total of 11 of the 24 wells are producing oil and gas with pumps in place. Four of our wells were producing with pumps at economic rates as of December 31, 1999 and were assigned proved developed oil and gas reserves of 37 Mbbls and 0 Mmcf. Mbbls means 1,000 barrels and Mmcf means million cubic feet. We are gathering oil from four additional wells by swabbing. Swabbing brings oil to the surface without a pump. Between July 1999 and September 2000 Mountain Oil generated $647,000 in gross oil sales revenues. All of the gas produced from our wells to date has been used to fuel the batteries and pumps on our wells.

     All of our wells are drilled and cased, however, various rework is required on the wells to improve existing production and to establish production in wells that are not now producing. Two wells are not economically feasible to stimulate or repair and have been plugged and abandoned. We have 12 men in the field each day working on the wells. The activities currently being performed by the crew include swabbing, hot oil treatments, repair, maintenance, pump installation and above ground preparations for reworking the wells. Hot oil treatment involves pumping heated fluid into the well to stimulate the flow of oil.

     Our goal is to rework our 22 wells over the next 10 months. We have estimated the total cost at $2,377,500 to refurbish our existing wells, or an average cost of $108,068 per well. To date we have spent approximately $1,098,000 on our rework project, so we estimate we will spend $1,279,500 more on reworking our wells. The reworking process pulls and tests tubing and rods from the well. Certain areas of the well will be treated with hydrochloric acid to clean the well allowing more oil to flow.Some

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


portions of the well casing will be perforated to allow more oil flow into the well bore. We believe reworking our existing wells will boost oil and gas production. Simultaneously, we will install pipe and compressors to gather natural gas at the wells that lack such development for delivery to local gas collection systems.

     Coastal Field Services operates a gas gathering system in the area where our currently producing wells are located and has agreed to purchase all of our natural gas at spot prices as quoted by Bloomberg. Coastal Field Services delivers to us propane or butane to run our batteries and pumps, the cost of which is offset against the amount owed for the gas gathered from our wells. To date, the value of the gas we deliver has not exceeded the value of the propane or butane we receive, so we have not realized any net revenue from the sale of gas. Our agreement with Coastal Field Service can be terminated by either party at any time. If the agreement were terminated, we would seek other purchasers who would take delivery through the Coastal gas system. In the future we may negotiate with other natural gas purchasers and transportation systems, depending on the location of the well.

     We currently have a crude oil purchase contract in place with ENRON Trading & Transportation at spot prices. The contract is a month- to-month contract that may be terminated by either party upon thirty days written notice. Under the terms of the contract, ENRON will purchase all of the crude oil we can produce at the daily-posted price for the day of delivery. We receive our monthly production check on the 20th of the month following production.

     We completed our first funding in December 1999 by selling our common stock to accredited investors in which we raised $519,000. We completed another round of funding in April 2000, by selling convertible debentures to accredited investors and raised $825,000. These debentures are convertible at $1.50 per share and come due on March 31, 2002. An officer and director exercised options for $50,000 in April 2000. From September through November 2000, two directors loaned a total of $337,729 to us, which bears interest at the rate of 12% per annum and is due in February 2001. These financings have been used to begin work on our wells, purchase equipment, cover operating expenses, and to pay general and administrative expenses. As a result of these expenditures, our working capital decreased from $202,000 at December 31, 1999 to a working capital deficit of $202,000 at September 30, 2000, and our property and equipment increased from $417,000 to $1,552,000. This increase in property and equipment is attributable to the purchase of a work over rig and surface and down hole well equipment.

     We intend to finance future reworking of our wells with the proceeds of this offering and internally with revenues from operations. If we fail to raise the maximum $2,250,000 from the sale of shares in this offering, our schedule for reworking our wells will be delayed unless we can find other sources of financing. We have not identified any alternative sources of financing for reworking our wells should that become necessary.

Results of operations

     From inception to year ended December 31, 1999

     Oil sales were $97,000 from July 30, 1999, date of inception, to December 31, 1999. Operating costs and production taxes for that period were $65,000 with a gross profit of $32,000. General and administrative expenses were $33,000 with depreciation, depletion and amortization expenses at $12,000. Interest expense was $4,000. We recognized a net loss in the amount of $17,000 during the period from inception to December 31, 1999.

     Net cash used in operating activities was $186,000. We purchased property and equipment of $429,000 for $10,000 in cash, common stock of $84,000 and accounts payable and long term debt of

$335,000. We received $206,000 as proceeds from short-term debt and paid $7,000 against the debt. We also received $509,000 in proceeds from the issuance of our stock. Net cash provided by financing activities was $708,000. At December 31,1999, we had $512,000 of cash on hand.

     For the nine months ended September 30, 2000

     Oil sales were $550,000 for the nine months ended September 30, 2000. Operating costs and production taxes for that period were $232,000 with a gross profit of $318,000. The increase is due to increased production from our operating wells. General and administrative expenses were $312,000 with depreciation, depletion and amortization expenses of $76,000 for the nine months ended September 30, 2000. Interest expense was $34,000 and other income was $13,000. We recognized a net loss of $91,000 for the nine months ended September 30, 2000.

     Net cash used in operating activities for the nine-month period ended September 30, 2000 was $65,000. During that period we invested $1,211,000 in property and equipment, and our net cash used in investing activities was $1,218,000. We paid $200,000 on related party notes during the period, received $825,000 on convertible notes we issued, and obtained $110,000 on a new related party note, so that net cash provided by financing activities was $785,000. As a result of these changes, we had a net decrease in cash during the nine-month period ended September 30, 2000 of $498,000, and at September 30, 2000, we had $14,000
in cash on hand.

                            BUSINESS

General

     We are a Utah corporation formed on July 30, 1999, engaged in the oil and gas acquisition, exploration, development and production business. Our wells and operations are located within a thirty-mile radius of Duchesne, Utah, and consist of the following:

       *  Twenty-four oil and gas wells
       *  Leased mineral rights on 11,989 acres
       *  Downhole and surface equipment on all twenty-four wells
       *  An office building on Highway 40 in Ballard, Utah

     The first wells were drilled in 1964 and the last well was drilled in 1988. The wells are completed in oil and gas formations between 4,000 and 17,000 feet deep. At one time all wells were producing. However, due to lack of maintenance over the years, most of the wells had ceased production at the time we acquired them. Since July 1999, we have focused our efforts on settling outstanding liabilities, raising capital, and reworking existing wells.

     Total proved reserves are 893 Mbbls of oil and 837 Mmcf of natural gas with a net present value of $1,178,692 as of December 31, 1999. The net present value of our proved reserves is the present value of the future revenues we estimate will be generated from production of proved reserves net of estimated lease operating expenses, production taxes, and future development costs using costs and prices as of the date of estimation without future escalation and without giving effect to non-property related expenses and discounted at an annual discount rate of 10 percent. An oil price of $21.55/bbl for black wax crude and $25.50/bbl for yellow wax crude, and a gas price of $2.10/mcf was used in the economic analysis of the reserves. Oil and gas prices were not escalated. Proved developed reserves were assigned at December 31, 1999, to four pumping wells totaling 37 Mbbls of oil and 0 Mmcf of natural gas with a net present value of $181,169. Proved undeveloped reserves were assigned to nine undrilled locations and

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


three existing non-producing wells totaling 856 Mbbls of oil and 837 Mmcf of natural gas with a net present value of $997,523. We intend to develop our proved undeveloped reserves through joint drilling agreements, with funds generated internally through our operations, and through debt and equity financing. Our undrilled locations have been evaluated by several independent oil and gas companies that have expressed interest in participating in the development and we are now negotiating the terms of a possible joint drilling arrangement. We believe that excess revenue generated from our existing wells after the rework project is complete will provide additional capital to develop our reserves. Management believes that bank financing may be available for specific drilling projects, although we have not ascertained the terms on which such financing is available. Finally, Mountain
Oil intends to sponsor one or more drilling programs for its undeveloped properties in which investors provide the capital necessary for drilling and completing the well for a payout based on well production.

     We produce two grades of oil, black wax crude oil and yellow wax crude oil, and we also produce natural gas. Black wax crude oil has a thinner consistency and is lower in wax content than yellow wax crude. Wax extracted from oil is used in cosmetics, ink, and other products, and it is the higher wax content of yellow wax crude that accounts for its higher price. The production mix of each type of oil or gas varies according to each well.

     We do not own the land on which the wells are located, but we lease the minerals rights subject to royalty interests. The land and royalty interests are owned by the Bureau of Land Management, the state of Utah, the Ute Indian Tribe, or by private individuals. The average annual rental on the lease agreements is $1.25 per acre per year. Some of the leases do not require any annual payment and are held by production, which means we hold the mineral rights lease as long as there is production or we are developing the lease for production.

     All of our oil production is sold to ENRON Corporation and our natural gas is sold to Coastal Field Services. Natural gas produced at the wells is, in essence, traded to Coastal Field Services for propane or butane, which is used to run the pump jacks and other equipment used for production.

Operations

     We conduct our own operator services for our oil and gas wells. Operating services includes maintaining producing wells and related equipment, swabbing certain wells without pumps to bring oil to the surface, and pulling pipe and performing other tasks related to reworking our wells. We employ 12 persons on a full time basis to perform these services. We own an office and storage facility in Ballard, Utah where we store equipment and tools and from which we operate to service our wells.

     We estimate that it will take approximately 10 months to complete reworking our existing wells. As the rework project progresses, Mountain Oil will evaluate opportunities to develop its undeveloped lease acreage by drilling new wells. In connection with drilling of any wells, we intend to hire outside contractors experienced in the area of oil well drilling. Rates for drilling are either by the day or by the foot. The nature of the well to be drilled will dictate the rate paid by us.

     Our operations are subject to all of the risks incident to exploration for and production of oil and gas, including blow-out of the well due to excessive pressure, cratering of the well due to ground subsidance, pollution, and fires, each of which could result in damage to or destruction of oil and gas wells or production facilities or injury to persons and property. We currently have $1,000,000 policy for public liability and $5,000,000 for claims or losses. If our insurance does not fully cover certain of these risks, the impact could have a material adverse effect on our financial position.

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Market

     We sell all of our oil production to ENRON Corporation at spot prices. The price for Yellow Wax Crude from the Uintah Basin is consistently the highest of any type of crude oil in the country based on historical data. The spot price on November 30, 2000 was $34.00 per barrel for Yellow Wax Crude and $30.75 per barrel for Black Wax Crude based on quotes from "eott.com". The spot price for natural gas at Henry Hub in Louisiana on November 30, 2000 was $6.26. Emerging from a two-year downturn, oil prices reached their highest level since the Gulf War, and have continued to rise. ENRON will take all of the oil that we can produce. We decided to sell to ENRON based on quality of service and relationships between our companies. If for any reason our contract with ENRON is terminated, we would seek to sell our oil to other purchasers who are active in the area, including, Chevron, Flying J, AMOCO, Calumet, and Phillips. We currently do not use commodity futures contracts or price swaps in marketing our crude oil and natural gas.

     The availability of a ready market for our oil and gas depends on numerous factors beyond our control, including the demand for and supply of oil and gas, the proximity of our natural gas reserves to pipelines, the capacity of such pipelines, fluctuations in production and seasonal demand, the effects of inclement weather and governmental regulation. New gas wells may be shut-in for lack of a market until a gas pipeline or gathering system with available capacity is extended into the area. New oil wells may have production curtailed until production facilities and equipment are acquired or developed. Our business will always be subject to these types of risks.

Regulation

     The production and sale of gas and oil are subject to a variety of federal, state and local government regulations, including regulations concerning the prevention of waste, the discharge of materials into the environment, the conservation of natural gas and oil, pollution, permits for drilling operations, drilling bonds, reports concerning operations, the spacing of wells, the unitization and pooling of properties, and various other matters, including taxes. Many jurisdictions have at various times imposed limitations on the production of gas and oil by restricting the rate of flow for gas and oil wells below their actual capacity to produce. In addition, many states have raised state taxes on energy sources and additional increase may occur, although increases in state energy taxes would have no predictable effect on natural gas and oil prices. We believe we are in substantial compliance with applicable environmental and other government laws and regulations. However, there can be no assurance that significant costs for compliance will not be incurred in the future.

     All aspects of the oil and gas industry are extensively regulated by federal, state and local governments. Regulations govern such things as drilling permits, production rates, environmental protection and pollution control, royalty rates, and taxation rates. These regulations may substantially increase the cost of doing business and sometimes prevent or delay the start or continuation of any given exploration or development project. Regulations are subject to future changes by legislative and administrative action and by judicial decisions, which may adversely affect the petroleum industry.

     We believe our operations comply with all applicable legislation and regulations in all material respects and that the existence of such regulations has had no more restrictive effect on our method of operations than other similar companies in the industry. Although we do not believe our business operations presently impair environmental quality, compliance with federal, state and local regulations that have been enacted or adopted regulating the discharge of materials into the environment could have an adverse effect upon our capital expenditures, earnings and competitive position.

     In the areas which we conduct our operations, there are statutory provisions regulating the production of oil and natural gas. These rules may restrict the oil and gas production rate to below the rate our wells can produce. We are also subject to numerous laws and regulations governing the discharge of materials into the environment or otherwise relating to environmental protection. We may be required to obtain permits before drilling and operating our wells. Also, we may be subject to liability for pollution that results from our operations. It is impossible to predict if and to what extent these regulations may impact our operations.

     State regulatory authorities have established rules and regulations requiring permits for drilling operations, drilling bonds and/or reports concerning operations. The state regulatory authorities may also have statutes and regulations concerning the spacing of wells, environmental matters and conservation.

     At present, our compliance efforts consist of filing monthly production, inventory and sales reports with the state of Utah and the Mineral Management Services. We are also required to file notices when there are any changes in the wells such as relocating tanks and pipes, cleanouts and other activity. We may incur additional costs for clean up in the event of an oil spill. We estimate that we currently spend approximately $5,000 per year to maintain compliance with regulatory requirements. We intend to comply with all regulations pertaining to our operations. However, future legislation and regulation may have adverse impact on our business.

Competition

     In seeking suitable opportunities, we compete with a number of other companies, including large oil and gas companies and other independent operators with greater financial resources and, in some cases, with financial resources, personnel and facilities substantially greater than ours. There can be no assurance we can compete effectively with these larger entities. The oil and gas industry is highly competitive in all phases. We will encounter strong competition from other independent oil companies in all areas of our business including marketing, production and obtaining external financing. Most of our competitors have financial resources, personnel, and facilities substantially greater than ours. However, unless there is a substantial drop in the market for oil and natural gas, we can sell our products at daily spot prices.

Employees

     We presently have one full-time officer and two full time office staff. In addition, we employ consultants from time-to-time to assist in evaluating oil and gas properties. We employ 12 additional full time production employees who are on call 24 hours a day.

     Our success will be largely dependent upon the efforts and active participation of Craig Phillips, the President of Mountain Oil, Joe Ollivier, Chief Financial Officer, and Lynn Stratford, Vice President, Finance. The loss of the services of any the officers and key consultants may adversely affect our business decisions. We do not have key man insurance in place for any personnel and do not anticipate purchasing key man insurance until such time as revenues from operations allow.

     Our directors and officers, are, or may become in their individual capacity, officers, directors, controlling shareholders and/or partners of other entities engaged in a variety of businesses. Thus, there exist potential conflicts of interest including, among other things, time, effort and corporate opportunity, involved in participation with such other business entities. The amount of time, which our officers and directors will devote to our business, may be limited. It is not anticipated that any of such other business interests will be ones that are, or will be, in competition with us.

Legal proceedings

     Mountain Oil is not a party to any material pending legal proceedings, and to the best of its knowledge, no such proceedings by or against Mountain Oil have been threatened.

Facilities

     Our offices are located at 3954 East Highway 40, Ballard, Uintah County, Utah. Our building consists of a total of 2,400 square feet with 1,200 square feet on each of two floors. All administrative and managerial functions are performed at our office location. We have purchased our building for $29,324.55 and are current in our mortgage payments.

                 OIL AND GAS RESERVE INFORMATION

     The following information was provided by Professional Petroleum/Reservoir Engineering Services, Ralph L. Nelms, Consulting Petroleum Engineer. Mr. Nelms is an independent expert who is qualified and is in the business of rendering opinions regarding the value of oil and gas properties based upon the evaluation of all pertinent economic, financial, geologic and engineering information.

     The reserve report is based upon oil and gas sales prices, production history, working interests, net revenue interests, drilling and completion costs, and operating costs provided by Mountain Oil, and were not independently verified by Mr. Nelms. The evaluation is based upon utilization of the oil and gas prices believed to be in effect on December 31, 1999. A field examination of the producing wells was not conducted.

     Estimates of reserves and of future net revenue may vary substantially depending, in part, on the assumptions made and may be subject to adjustment either up or down in the future. The actual amounts of production, revenue, taxes, development expenditures, operating expenses, and quantities of recoverable oil and gas reserves to be encountered may vary substantially from the engineer's estimates. Oil and gas reserve estimates are necessarily inexact and involve matters of subjective and engineering judgment. If these estimates of quantities, prices and costs prove inaccurate, we are unsuccessful in increasing our producing oil and gas wells, and/or declines in and instability of oil and gas prices occur, then write downs in the capitalized costs associated with our oil and gas assets may be required. While we believe that the estimated proved oil and gas reserves and estimated future net revenues are reasonable, there is no assurance that certain revisions will not be made in the future.

     At December 31, 1999, Mountain Oil held 4.00 total oil wells and 2.39 net productive oil wells. Our oil wells also produce natural gas and we do not own any wells that produce only gas. The wells are situated on 2,080 total gross acres and 1,261 net developed acres of oil and gas leases in Duchesne and Uintah Counties, Utah. The wells are between 7,000 and 14,000 feet deep and are completed to either the Green River or Wasatch substrata formations. For the period from inception on July 30, 1999, to December 31, 1999, the average sales price per unit of oil produced from our wells was $24.25 and the average production cost per unit of production was $16.25.

     The following table presents a summary of the proved developed and proved undeveloped net oil and gas reserves.

                  NET OIL AND GAS RESERVES AND
            NET PRESENT VALUE AS OF DECEMBER 31, 1999

Reserve               Net Oil  	Net Gas  	   Net Present
Classification        Remaining     Remaining      Value
                      Mbbls         Mmcf           At 10%
                                                   Discount

Proved Developed      37            0              $181,692

Proved Undeveloped    856           837            $997,523

Total Proved          893           837            $1,758,692


     Total proved reserves are 893 Mbbls of oil and 837 Mmcf of natural gas with a net present value discounted at 10% of $1,178,692 as of December 31, 1999. Proved developed reserves were assigned to four wells totaling 37 Mbbls of oil and 0 Mmcf of natural gas with a net present value discounted at 10% of $181,169. Since we used all of our gas production in 1999 to operate our wells so that we had no net sales of gas, no value for natural gas was assigned to the proved developed reserves. Proved undeveloped reserves were assigned to nine undrilled locations totaling 856 Mbbls of oil and 837 Mmcf of natural gas with a net present value discounted at 10% of $997,523. Revenues for the proved undeveloped reserves were discounted back to December 31, 1999 with a production start date of January 1, 2002.

     Mountain Oil has five 40-acre proved undeveloped drilling locations in the Green River formation in the Brundage Canyon and Myton Bench fields, and four 320-acre proved undeveloped drilling locations in the Wasatch and Green River formations in the Altamont and Bluebell fields. These drilling locations represent 1,480 gross and 1,134 net acres of undeveloped lease acreage. In addition, Mountain Oil holds 8,696 gross and 7,324 net acres of undeveloped properties in the Altamont, Bluebell, Brundage Canyon, Myton Bench, Duchesne, West Willow Creek North, and Bridgeland fields, which have not been assigned proved undeveloped reserves in the December 31, 1999 reserve report. Mountain Oil intends to focus its efforts over the next 10 months on reworking existing wells for production and will use the net proceeds of this offering for that purpose. Excess cash flow from increased production from these wells will be used to advance our development program for undeveloped reserves. During this period we also intend to implement joint drilling agreements to develop the reserves and pursue debt and equity financing for specific drilling projects.

     The average expense utilized for the reserve evaluations was $1,700 per month per well for a Green River and shallow Wasatch well completion in Brundage Canyon, Myton Bench, West Willow Creek North, and River Junction fields. Operating expense of $4,000 per month per well was used for operating expenses for a deep Wasatch and Green River completion in the Bluebell and Altamont fields. This figure reflects actual monthly operating costs, excluding all state of Utah Severance and Conservation Taxes and Duchesne and Uintah County Ad Valorem property taxes. Monthly operating expenses were not escalated.

     An oil sales price of $25.50 per barrel was utilized for Yellow Wax and $21.50 per barrel was used for Black Wax oil sales. This oil price is based upon the oil price in effect on December 31, 1999 as posted by EOTT on its web site "eott.com".
A Gas sales price of $2.10/mcf was used, which was based on the average wellhead gas price in Utah for December 1999, as reported on Oil-N-GasStats.com. Oil and gas prices were not escalated for the economic life of each well.

     In some cases the offset proved undeveloped locations may have different working and net revenue interest than the primary producing well holding the acreage. Mineral interests held by us including working and net revenue interests in proved undeveloped offset acreage held by us were not independently verified.

     Twenty of our 24 wells were shut in or producing oil and gas at un-economic quantities as of December 31, 1999 using December 31, 1999 oil and gas sales prices. 8.75% was utilized for Ad Valorem taxes based upon Duchesne and Uintah County historical tax assessments for the wells. A Severance tax rate of 2% was utilized for the State of Utah. The analysis was performed using before tax evaluation procedures. No calculations of federal taxes or credit for depreciation, depletion, or any type of tax credits were applied to the analysis.

     Estimates of the production decline curves were derived by applying Mountain Oil's historical production data to the David
P. Cooke and Associates Oil and Gas Reserve Evaluation, OGRE and Interactive Decline Evaluation and Analysis, IDEA computer programs. The David P. Cooke and Associates computer programs are widely used and generally accepted by the Oil and Gas Industry through the United States for oil and gas reserve and economic analysis. A maximum of 30 years of well life was utilized in the analysis. Actual economic life for each well analyzed and assigned proved oil and gas reserves did not exceed the maximum economic life of 30 years used in the computer analysis.

     Drilling and completion costs were assumed to be $355,000 for Green River development in Brundage Canyon and Myton Bench area. Deep Wasatch and Green River formation drilling and completion costs in Altamont and Bluebell fields were assumed to be either $1,600,000 or $2,600,000 per well, depending on location.

                           MANAGEMENT

     Our business will be managed by our officers and directors.
The following persons are the officers and directors of Mountain
Oil:

Name                    Age    Position                     Since

Craig K. Phillips       47     President and Director       July 1999

Joseph F. Ollivier      58     Vice President - Chief       July 1999
                               Financial Officer/Investor
                               Relations Officer and Director

Lynn Stratford          57     Vice President - Finance     February 2000
                               and Director

Daniel S.  Sam          37     Secretary, Treasurer,        July 1999
                               General Counsel and Director

Biographies

     The following are brief biographies of the officers and directors:

     Craig K. Phillips, President and Director. Craig K. Phillips has nearly 30 years of experience in the oil industry. Mr. Phillips began his career on a drilling crew and progressed into managing drilling projects and oil and gas production services. From January 1995 to October 1997, Mr. Phillips was superintendent for Uintah Oil & Gas, and from October 1997 through July 1999, Mr. Phillips was self-employed as a consultant in the oil and gas industry. Mr. Phillips' primary responsibility is the firm's day-to-day operations. Mr. Phillips is one of the co-founders of Mountain Oil.

     Joseph F. Ollivier, Vice President, Chief Financial Officer and Director. Since 1995, Mr. Ollivier has been a managing member of First Capital Funding, LLC, a private mortgage company, where he supervises loan activity. Mr. Ollivier is responsible for overseeing our budgeting and financial direction. Mr. Ollivier is also a director of Datigen.com, Inc., a public company, engaged in the business of computer software development.

     Lynn Stratford, Vice President and Director. Lynn Stratford is a Northwestern MBA graduate. Mr. Stratford worked for two years with Arthur Andersen & Co. after graduate school. Since 1978 Mr. Stratford has been the financial specialist in his own venture capitalist firm, starting new companies as well as buying and selling companies. Mr. Stratford has expertise in management, accounting, computers, and financial analysis.

     Daniel S. Sam, Secretary, Treasurer, General Counsel and
Director. Mr. Sam is a licensed attorney and has been engaged in the practice of law in Vernal, Utah, focusing on natural resources law for the past nine years.

     The following is a biography of the independent petroleum engineer that perform the oil and gas reserve report:

     Mr. Ralph L. Nelms, Consulting Petroleum Engineer, Professional Petroleum/Reservoir Engineering Services. Mr. Nelms is a registered professional petroleum engineer with over 25 years of engineering experience. Mr. Nelms has both a bachelors and a masters degree in Petroleum Engineering as well as an MBA. Mr. Nelms is an expert in all facets of oil and gas production, including property analysis, oil and gas reserve evaluation, project management and development. From January 1996 to July 1998, Mr. Nelms was a manager of engineering and development for Petroglyph Operating Company, based in Hutchinson, Kansas. From August 1998 to April 2000, Mr. Nelms held the position of senior reservoir engineer with Burlington Resources in Farmington, New Mexico. From May 2000 to the present, Mr. Nelms has offered as an independent contractor reservoir engineering and consulting services to four companies with operations in Colorado and New Mexico.

                          COMPENSATION

     Mr. Phillips received a salary of $3,000 per month during our last fiscal year for acting as our president. No other director or officer has received any compensation nor are there any employment agreements in place. We do not anticipate compensating directors.

Stock Option

     The following table sets forth certain information relating to options granted to our executive officers from inception in July 1999 through September 30, 2000. No options were granted to any employee other than our executive officers

Name                   Number of    	% of Total   	Exercise	 Expiration
                     Securities     	 Options   		 Price 	   Date
                     Underlying     	 Granted    	 $/sh
                       Options          to
                       Granted      	Employees

Craig Phillips,      	25,000        	 20%      		  $1.10 	   1-15-2010
President

Joseph Ollivier,      25,000        	 20%        		$1.00 	   1-15-2010
Vice President

Lynn Stratford,      	50,000          40%       		 $1.00   	 1-15-2010
Vice President

Daniel S. Sam,       	25,000          20%       		 $1.00  	  1-15-2010
Secretary and
Treasurer

     All options were issued on April 3, 2000.

     The following table sets forth certain information with respect to unexercised options held by our executive officers as of September 30, 2000.

                             		     	   			         Number of Securities       Value of Unercised
            			                       	            Underlying Unexercised          In-the-Money
Name        			       Shares     	                    	Options/SARs at             Options/SARs at
            			       Aquired           Value      	   Sept. 30, 2000              Sept. 30, 2000 ($)
    				           On Exercise (#)  Realized ($)  Exercisable/Unexercisable   Exercisable/Unexercisable

Craig Phillips,		       -0-     		      -0-              25,000/0            	       0/0
President

Joseph Ollivier,    	   -0-          	  -0-              25,000/0                    0/0
Vice Pres.

Lynn Stratford,   		    50,000       	  -0-                   0/0            	       -0-
Vice Pres.

Daniel S. Sam    			    -0-          	  -0-              25,000/0          	         0/0
Sec./Treas.


     Because there is no current public market for our shares, we have deemed the Fair Market Value to be the exercise price of the option.

         CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     On November 9, 1999, we borrowed $100,000 from Joseph Ollivier and signed a note for that amount with interest at 12% per year. Interest only was payable with the principal due on November 20, 2000. We secured the note with pumping equipment that we own. The note has been paid in full. Also on November 9, 1999, we borrowed $100,000 from Daniel Sam and signed a note for that amount with interest at 12% per year. This note has also been paid in full.

     In September 2000, we borrowed $85,000 from Joseph Ollivier and $25,000 from Daniel Sam. In October 2000, we borrowed an additional $5,000 from Daniel Sam. On November 1 2000, we borrowed an additional $150,000 from Joseph Ollivier. Each of these loans is represented by a promissory note bearing interest at the rate of 12% per year. All interest and principal is due in February 2001, except the first note issued to Joseph Ollivier for $85,000, which provides for interest to be paid monthly. We secured the note to Mr. Ollivier in the amount of $85,000 with a work over rig and pumping equipment that we own. On November 28, 2000, Mr. Ollivier agreed to make and additional $100,000 available to us under a promissory note, which is identical to the other notes we issued to Mr. Ollivier. To date we have drawn $72,729 against this note.

     The above transactions were on terms as favorable to us as those generally available from unaffiliated third parties. These transactions were approved by all the disinterested directors who did not have an interest in the transaction.

     From time to time we may enter agreements or transactions with officers, directors or affiliates. It is our policy to negotiate such transactions at arms length and at a price equal to or better than what we could negotiate with unrelated parties. All future material affiliated transactions and loans, and any forgiveness of loans, must be approved by a majority of our independent directors who do not have an interest in the transaction and who have access, at our expense, to our legal counsel or independent legal counsel. Because our some of our officers and directors hold positions in other companies, there may be a conflict of interest.

                     PRINCIPAL STOCKHOLDERS

     The following table sets for the beneficial ownership of our common stock as of the date of this prospectus, and as adjusted to reflect the sale of 222,222 should the minimum number of shares be sold and to reflect the sale of 1,000,000 should the maximum number of shares be sold.

     The table includes:
     *    each person known to us to be the beneficial owner of
     *    more than five percent of the outstanding shares
     *    each director of Mountain Oil
     *    each named executive officer of Mountain Oil
     * all directors and executive officer of Mountain Oil as a group

                 	     # of Shares
Name & Address 	       Beneficially   	 % Before          % After Offering
                	          Owned        Offering      Minimum        Maximum

Craig K. Phillips       	390,000     	   21.04%     	  18.79%         13.67%
P.O. Box 1622
Roosevelt, UT 84066

Joseph F. Ollivier       347,000       	 18.72%     	  16.72%         12.16%
3191 N. Canyon Rd.
Provo, UT 84604

Lynn Stratford           105,000         	5.67%     	   5.06%          3.68%
4376 N. Churchill Dr.
Provo, UT 84604

Daniel S. Sam            390,000         21.04%       	18.79%         13.67%
319 W. 100 S.
Vernal, UT 84078

All officers and       1,232,000         66.49%     	  59.37%         43.18%
Directors as a
Group (4 persons)

     The shares attributed to Lynn Stratford are held in the following names: 35,000 shares in the name LRS Unitrust, Lynn R. Stratford as Trustee; 40,000 shares in the name LRS Unitrust #3, Lynn R. Stratford as Trustee; and 30,000 shares in the name of Lynn R. Stratford.

                  DESCRIPTION OF THE SECURITIES

Common stock

     We are authorized to issue up to 50,000,000 shares of common stock. As of September 30, 2000, there are 1,853,000 shares of common stock issued and outstanding.

     The holders of common stock are entitled to one vote per share on each matter submitted to a vote of stockholders. In the event of liquidation, holders of common stock are entitled to share ratably in the distribution of assets remaining after payment of liabilities, if any. Holders of common stock have no cumulative voting rights, and, accordingly, the holders of a majority of the outstanding shares have the ability to elect all of the directors. Holders of common stock have no preemptive or other rights to subscribe for shares. Holders of common stock are entitled to such dividends as may be declared by the board of directors out of funds legally available. The outstanding common stock is, and the common stock to be outstanding upon completion of this offering will be, validly issued, fully paid and non-assessable.

     We anticipate that we will retain all of our future earnings, if any, for use in the operation and expansion of our business. We do not anticipate paying any cash dividends on our common stock in the foreseeable future.

Preferred stock

     We are authorized to issue up to 10,000,000 shares of preferred stock. As of September 30, 2000, there are no shares of preferred stock issued and outstanding.

     Our preferred stock may be issued from time to time in one or more series, with such distinctive serial designations as may be stated or expressed in the resolution or resolutions providing for the issue of such stock adopted from time to time by our board of directors. Our board of directors are expressly authorized to fix:

       *   Voting rights
       *   The consideration for which the shares are to be issued
       *   The number of shares constituting each series
       * Whether the shares are subject to redemption and the terms of redemption
       * The rate of dividends, if any, and the preferences and whether such dividends shall be cumulative or noncumulative
       * The rights of preferred stockholders regarding liquidation, merger, consolidation, distribution or sale of assets, dissolution or winding up of Mountain Oil
       * The rights of preferred stockholders regarding conversion or exchange of shares for another class of our shares

     We will not offer preferred stock to promoters except on the same terms as it is offered to all other existing shareholders or to new shareholders or unless the issuance of preferred stock is approved by a majority of our independent directors do not have an interest in the transaction and who have access, at our expense, to our legal counsel or independent legal counsel.

Convertible debenture

     We have sold convertible debentures to accredited investors for $825,000. These debentures are convertible to common stock at $1.50 per share, 677 shares per $1,000 note, for a total of 550,000 shares of common stock. The notes are due on March 31, 2002 and are convertible up to that time. The debentures pay interest at a rate of 7% per annum from the date of issuance.

Stock options

     We have reserved 300,000 shares of common stock for issuance to key employees, officers, directors and consultants upon the exercise of options available for grant under our Long-Term Stock
Incentive Plan.

     Currently, we have granted options for 75,000 shares of common stock. The options are fully vested and are exercisable at $1.00 and $1.10 per share for a period of ten years. As of the date of this prospectus, options for 50,000 shares of common stock have been exercised at $1.00 per share.

     The sale of any shares upon exercise of the stock options could adversely affect the market price for our common stock.

     Other than options issued under our qualified Long-Term
Stock Incentive Plan are exercisable more than five years from the date of this prospectus.

Transfer agent

     Interwest Transfer Company, Inc., 1981 E.  4800 S., Salt
Lake City, Utah  84124 is our transfer agent.

                SHARES AVAILABLE FOR FUTURE SALE

     As of the date of this prospectus, there are 1,853,000 shares of our common stock issued and outstanding. Upon the effectiveness of this registration statement, 222,222 shares of common stock will be freely tradeable if the minimum number of shares is sold and 1,000,000 shares of common stock will be freely tradeable if the maximum number of shares is sold. The remaining 1,853,000 shares of common stock will be subject to the resale provisions of Rule 144. Sales of shares of common stock in the public markets may have an adverse effect on prevailing market prices for the common stock.

     Rule 144 governs resale of "restricted securities" for the account of any person, other than an issuer, and restricted and unrestricted securities for the account of an "affiliate of the issuer. Restricted securities generally include any securities acquired directly or indirectly from an issuer or its affiliates, which were not issued or sold in connection with a public offering registered under the Securities Act. An affiliate of the issuer is any person who directly or indirectly controls, is controlled by, or is under common control with the issuer. Affiliates of may include directors, executive officers, and person directly or indirectly owning 10% or more of the outstanding common stock. Under Rule 144 unregistered re-sales of restricted common stock cannot be made until it has been held for one year from the later of its acquisition from an affiliate or us. At that time shares of common stock may be resold without registration subject to Rule 144's volume limitation, aggregation, broker transaction, notice filing requirements, and requirements concerning publicly available information about us. Re-sales by our affiliates of restricted and unrestricted common stock are subject to the applicable requirements. The volume limitations provide that a person, or persons who must aggregate their sales, cannot, within any three-month period, sell more that the greater of one percent of the then outstanding shares, or the average weekly reported trading volume during the four calendar weeks preceding each such sale. A non-affiliate may resell restricted common stock that has been held for two years free of the applicable requirements.

     MARKET FOR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

     We currently have 35 holders of record of our common stock.
There is no market for our common stock. Presently, we are privately owned, and there is no market for any of our securities. This is our initial public offering.

     Most initial public offerings are underwritten by a registered broker-dealer firm or an underwriting group. These underwriters generally will act as market makers in the stock of a company they underwrite to help insure a public market for the stock. This offering is to be sold by our officers and directors. We have no commitment from any brokers to sell shares in this offering. As a result, we will not have the typical broker public market interest normally generated with an initial public offering. Lack of a market for shares of our common stock could adversely affect a shareholder in the event a shareholder desires to sell his shares.

     Currently, there is no public trading market for our securities and there can be no assurance that any market will develop. If a market develops for our securities, it will likely be limited, sporadic and highly volatile.

     Broker-dealers are subject to certain restrictions when they deal in our securities that impair the liquidity of the common stock. Public trading of the common stock is covered by the Penny Stock rule adopted under the Securities Exchange Act of 1934, which imposes certain sales practice requirements on broker-dealers who sell certain designated securities to persons other than established customers and certain categories of investors. For transactions covered by the Rule, the broker-dealer must make a suitability determination for the purchaser and receive the purchaser's written agreement to the transaction prior to sale. Under certain circumstances, the purchaser may enjoy the right to rescind the transaction within a certain period of time. Consequently, so long as the common stock is a designated security under the Rule, the ability of broker-dealers to effect certain trades may be affected adversely, thereby impeding the development of a meaningful market in the common stock.

                      PLAN OF DISTRIBUTION

     The common shares are offered by Mountain Oil on a self-underwritten basis. Mr. Josh Miller, an assistant vice president and employee, will make the offer for Mountain Oil.

     We have appointed Bonneville Bank, 1675 North 200 West, Provo, Utah 84604 as the escrow agent who will hold proceeds from the sale of shares until the minimum $500,000 has been received. If we have not received $500,000 within 90 days from the date of this prospectus, unless extended by us for up to an additional 30 days, funds will be promptly returned to investors with interest and without any deductions. Our directors, officers and other affiliates may purchase shares in this offering in order to satisfy the minimum.

     In order to buy our shares, you must complete and sign the subscription agreement, and make payment of the purchase price for each share purchased either in cash or by check payable to the order of Mountain Oil, Inc. The subscription agreement which shall include the name, address, social security or other tax identification number of each subscriber and the date and amount of each subscription will be included with each deposit made into the escrow account. A copy of the subscription agreement is attached to this prospectus.

     The sole duty of Bonneville Bank as escrow agent is to establish and maintain the escrow account, receive and hold the funds deposited on subscriptions, and to return funds to investors if the minimum shares offered are not sold or disburse funds to Mountain Oil if the minimum is sold. We acknowledge that Bonneville Bank is performing the limited function as escrow agent and that this fact in no way means that Bonneville Bank has passed in any way upon the merits or qualifications of, or has recommended, or given approval to, any person, security or transaction.

     Solicitation for purchase of our shares will be made only by means of this prospectus and communications with officers and directors of Mountain Oil who are employed to perform substantial duties unrelated to the offering, will not receive any commission or compensation for their efforts, and are not associated with a broker or dealer.
                          LEGAL MATTERS

     The legality of the issuance of the shares offered and certain other matters will be passed upon for Mountain Oil by Lehman, Walstrand & Associates, LLC, Salt Lake City, Utah.

                             EXPERTS

     The financial statements of Mountain Oil as of December 31, 1999, appearing in this prospectus and registration statement have been audited by Tanner & Co., independent auditors, as set forth in their report appearing elsewhere, and are included in reliance upon such report given upon the authority of Tanner & Co. as experts in accounting and auditing.

                     ADDITIONAL INFORMATION

     We have filed a registration statement on Form SB-2 under the Securities Act of 1933, with respect to the shares offered. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules.
For further information with respect to Mountain Oil and the shares offered, reference is made to the registration statement and the exhibits and schedules filed with the Securities and Exchange Commission. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference. A copy of the registration statement, and the exhibits and schedules, may be inspected without charge at the public reference facilities maintained by the Securities and Exchange Commission in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, telephone 1-800-SEC-0330 and at the regional offices of the Commission located at Seven World Trade Center, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and copies of all or any part of the registration statement may be obtained from the Commission upon payment of a prescribed fee. This information is also available from the Commission's Internet web site at www.sec.gov.

                                             MOUNTAIN OIL, INC.
                                  Index to Financial Statements






                                                 Page


Independent Auditor's report                     F-2


Balance sheet                                    F-3


Statement of operations                          F-4


Statement of stockholders' equity                F-5


Statement of cash flows                          F-6


Notes to financial statements                    F-7


Schedules of supplementary information on
  oil and gas operations                         F-16

                  INDEPENDENT AUDITOR'S REPORT







To the Board of Directors and
Stockholders of Mountain Oil, Inc.


We have audited the accompanying balance sheet of Mountain Oil, Inc. as of December 31, 1999, and the related statements of operations, stockholders' equity, and cash flows for the period from July 30, 1999 (date of inception) to December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Mountain Oil, Inc. as of December 31, 1999, and the results of its operations and its cash flows for the period from July 30, 1999 (date of inception) to December 31, 1999 in conformity with generally accepted accounting principles.



                                TANNER + CO.







Salt Lake City, Utah
February 2, 2000, except for note 11
which is dated April 30, 2000

                                               MOUNTAIN OIL, INC.
                                                    Balance Sheet

             September 30, 2000 (Unaudited) and December 31, 1999

                                           2000
                                        (Unaudited)        1999
       Assets

Current assets:
  Cash                               $     14,000  	  $    512,000
  Accounts receivable                      77,000    	      78,000
  Subscription receivable                       -           10,000
  Note receivable                           7,000                -
  Prepaid expenses                          8,000            1,000

          Total current assets            106,000          601,000

Property and equipment, net             1,552,000  	       417,000

Deposits and other assets                  60,000  	        11,000

                                     $  1,718,000     $  1,029,000

        Liabilities  and Stockholders' Equity

Current liabilities:
  Accounts payable                   $    173,000     $    183,000
  Accrued expenses                         19,000            4,000
  Related party notes payable             110,000          200,000

  Current portion of long-term debt         6,000           12,000

          Total current liabilities       308,000          399,000


Long-term debt                             40,000           44,000
7% convertible notes due March 2002       825,000                -

          Total liabilities             1,173,000          443,000


Commitments                                     -                -

Stockholders' equity:
  Preferred stock, no par value,
  authorized 10,000,000
  shares; no shares issued or
  outstanding                                   -                -
  Common stock, no par value,
  authorized 50,000,000
  shares; 1,853,000 and 1,803,000
  shares issued and outstanding,
  respectively			                      		653,000          603,000
  Accumulated deficit                   (108,000)         (17,000)


          Total stockholders' equity     545,000          586,000


                                     $ 1,718,000      $ 1,029,000

See accompanying notes to financial statements.

							MOUNTAIN OIL, INC.
                                          Statement of Operations

             Nine Months Ended September 30, 2000 (Unaudited) and
           July 30, 1999 (Date of Inception) to December 31, 1999


                                                    2000
                                                 (Unaudited)          1999

Oil and gas sales                                $  550,000      $   97,000

Costs and expenses:
  Operating costs                                   172,000         45,000
  Production and other taxes                         60,000         20,000
  General and administrative expenses               312,000         33,000
  Depreciation, depletion and amortization expense   76,000         12,000
                                                    620,000        110,000

       Loss from operations                         (70,000)       (13,000)


Interest expense                                    (34,000)       (4,000)
Other income                                         13,000             -

       Loss before provision for income taxes       (91,000)      (17,000)

Provision for income taxes                                -             -

       Net loss                                   $ (91,000)    $ (17,000)


Loss per common share - basic and diluted         $   (.05)     $    (.02)

Weighted average number of common shares-
basic and diluted                                1,828,000      1,106,000


See accompanying notes to financial statements.

                                                MOUNTAIN OIL, INC.
                                 Statement of Stockholders' Equity

              Nine Months Ended September 30, 2000 (Unaudited) and
            July 30, 1999 (Date of Inception) to December 31, 1999


                    Preferred          Common
                      Stock             Stock       Accumlated
                  Shares Amount    Shares   Amount    Deficit      Total

Balance at  July
30, 1999               - $    -        -    $    -   $      -    $ 	     -
(date of inception)

Issuance of
common stock to
the founders           - $    -  1,200,000       -          -            -

Issuance of
common stock for:
 Cash                  -      -    509,000   509,000        -     509,000
 Stock subscription
   receivable          -      -     10,000    10,000        -      10,000
 Equipment             -      -     84,000    84,000        -      84,000


Net loss               -      -        -         -    (17,000)    (17,000)


Balance at
December 31, 1999      -     -   1,803,000   603,000  (17,000)    586,000

Issuance of
common stock
from option
exercise (unaudited)   -     -      50,000    50,000        -      50,000

Net loss (unaudited)   -     -         -         -    (91,000)    (91,000)

Balance at
 September 30, 2000
 (unaudited)           - $   -   1,853,000  $653,000 $(108,000)  $545,000

See accompanying notes to financial statements.

                                              MOUNTAIN OIL, INC.
                                         Statement of Cash Flows

           Nine Months Ended September 30, 2000, (Unaudited) and
          July 30, 1999 (Date of Inception) to December 31, 1999

                                              	  	 2000
                                             	 	(Unaudited)     1999

Cash flows from operating activities:
  Net loss                               	      $  (91,000) 	  (17,000)
  Adjustments to reconcile net loss to net
   cash used in operating activities:
    Depreciation, depletion and
    amortization                                   76,000      12,000
    (Increase) decrease in:
       Accounts receivable                     	    1,000     (78,000)
       Prepaid expenses                       		   (7,000)     (1,000)
       Deposits and other assets        		        (49,000)    (11,000)
     Increase (decrease) in:
       Accounts payable               	           (10,000)    (95,000)
       Accrued expenses                            15,000       4,000

          Net cash used in
          operating activities     		             (65,000)   (186,000)

Cash flows from investing activities:
  Purchase of property and equipment     	     (1,211,000)    (10,000)
  Note receivable                          	       (7,000)          -

          Net cash used in investing
          Activities                           (1,218,000)    (10,000)

Cash flow from financing activities:
  Proceeds from long-term debt           		       825,000           -
  Payments on related party notes payable    	   (200,000)          -
  Payments on long-term debt       		             (10,000)     (7,000)
  Collection of subscription receivable            10,000           -
  Proceeds  from issuance of common stock 	        50,000     509,000
  Proceeds from related party notes payable       110,000     206,000

             Net cash provided by
             financing activities       		        785,000     708,000

        Net (decrease) increase in cash   	      (498,000)    512,000

Cash, beginning of period                         512,000           -

Cash, end of period                           $    14,000  $  512,000

See accompanying notes to finacial statements.

                                               MOUNTAIN OIL, INC.
                                    Notes to Financial Statements

                                                December 31, 1999

1.               Organization
Organization     The  Company  is incorporated   under  the
and              laws of the state of Utah and is primarily
Summary          engaged  in  the  business  of  acquiring,
of Significant   developing, producing and selling oil  and
Accounting       gas  products and properties to  companies
Policies         located in the continental United States.


                 Unaudited Financial Information
                 The unaudited financial statements include
                 the  accounts of the Company  and  include
                 all   adjustments  (consisting  of  normal
                 recurring  items),  which  are,   in   the
                 opinion  of  the management, necessary  to
                 present  fairly the financial position  as
                 of  September 30, 2000 and the results  of
                 operations  and cash flows  for  the  nine
                 months  ended  September  30,  2000.   The
                 results of operations for the nine months ended are not necessarily indicative of the results to be expected for the entire year.

                 Cash and Cash Equivalents
                 For  purposes  of  the statement  of  cash
                 flows,  the  Company considers all  highly
                 liquid  investments  with  a  maturity  of
                 three   months   or  less   to   be   cash
                 equivalents.

                 Concentration of Credit Risk
                 Financial  instruments  which  potentially
                 subject  the  Company to concentration  of
                 credit  risk  consist primarily  of  trade
                 receivables.   In  the  normal  course  of
                 business,  the  Company  provides   credit
                 terms to its customers.  Accordingly,  the
                 Company     performs    ongoing     credit
                 evaluations of its customers and maintains
                 allowances for possible losses which, when
                 realized,  have been within the  range  of
                 management's expectations.  As more  fully
                 described in note 5, the Company generated
                 all of its revenue from one customer.  The
                 Company   has  aggregate  receivables   of
                 approximately $61,000 from this customer at December 31, 1999.

                 The  Company  maintains its cash  in  bank
                 deposit  accounts  which,  at  times,  may
                 exceed  federally  insured  limits.    The
                 Company has not experienced any losses in such account. The Company believes it is not exposed to any significant credit risk on cash and cash equivalents.

                                               MOUNTAIN OIL, INC.
                                    Notes to Financial Statements
                                                        Continued



1.               Oil and Gas Producing Activities
Organization     The   Company   utilizes  the   successful
and              efforts  method of accounting for its  oil
Summary of       and  gas producing activities.  Under this
Significant      method,   all   costs   associated    with
Accounting       productive    exploratory    wells     and
Policies         productive  or  nonproductive  development
Continued        wells  are capitalized while the costs  of
     	           nonproductive   exploratory   wells    are
                 expensed.   If an exploratory  well  finds
                 oil  and gas reserves, but a determination
                 that  such  reserves can be classified  as
                 proved   is  not  made  after   one   year
                 following  completion  of  drilling,   the
                 costs   of   drilling   are   charged   to
                 operations.       Indirect     exploratory
                 expenditures, including geophysical  costs
                 and annual lease rentals, are expensed  as
                 incurred.  Unproved oil and gas properties
                 that  are  individually  significant   are
                 periodically  assessed for  impairment  of
                 value,  and  a loss is recognized  at  the
                 time   of   impairment  by  providing   an
                 impairment  allowance.  Capitalized  costs
                 of producing oil and gas properties, after
                 considering  estimated  dismantlement  and
                 abandonment  costs  and estimated  salvage
                 values,  are  depreciated and depleted  by
                 the  unit-of-production  method.   Support
                 equipment and other property and equipment
                 are   depreciated  over  their   estimated
                 useful lives.

                 On  the  sale or retirement of a  complete
                 unit  of  a proved property, the cost  and
                 related      accumulated     depreciation,
                 depletion, and amortization are eliminated
                 from   the  property  accounts,  and   the
                 resultant gain or loss is recognized.   On
                 the retirement or sale of a partial unit of proved property, the cost is charged to accumulated depreciation, depletion, and amortization with a resulting gain or loss recognized in income.

                 On  the sale of an entire interest  in  an
                 unproved   property  for  cash   or   cash
                 equivalent, gain or loss on the sale is recognized, taking into consideration the amount of any recorded impairment if the property had been assessed individually.
                 If a partial interest in an unproved property is sold, the amount received is treated as a reduction of the cost of the interest retained.

                                               MOUNTAIN OIL, INC.
                                    Notes to Financial Statements
                                                        Continued



1.             Property and Equipment
Organization   Property  and equipment are stated  at  cost
and Sumary     less        accumulated        depreciation.
of             Depreciation is provided using the straight-
Significant    line  method over the estimated useful lives
Accounting     of    the    assets.     Expenditures    for
Policies       maintenance  and repairs are  expensed  when
Continued      incurred  and  betterments are  capitalized.
               When  assets are sold, retired or  otherwise
               disposed   of,  the  applicable  costs   and
          		   accumulated  depreciation,  depletion,   and
               amortization are removed from the accounts, and the resulting gain or loss is reflected in operations.

               Income Taxes
               Deferred  income taxes arise from  temporary
               differences   resulting  from   income   and
               expense   items   reported   for   financial
               accounting  and  tax purposes  in  different
               periods.   Deferred taxes are classified  as
               current  or  noncurrent,  depending  on  the
               classification    of    the    assets    and
               liabilities to which they relate.   Deferred
               taxes  arising  from  temporary  differences
               that  are  not  related  to  an  asset    or
               liability  are  classified  as  current   or
               noncurrent  depending  on  the  periods   in
               which   the   temporary   differences    are
               expected to reverse.

               Earnings Per Share
               The   computation  of  basic  earnings   per
               common   share  is  based  on  the  weighted
               average number of shares outstanding during the period.

               The  computation  of  diluted  earnings  per
               common   share  is  based  on  the  weighted
               average number of shares outstanding  during
               the    period   plus   the   common    stock
               equivalents  which  would  arise  from   the
               exercise   of  stock  options  and  warrants
               outstanding using the treasury stock  method
               and  the  average  market  price  per  share
               during    the    period.     Common    stock
               equivalents are not included in the diluted earnings per share calculation when their effect is antidilutive.

               At December 31, 1999, the Company had no options or warrants outstanding.

               Revenue Recognition
               Revenue  is  recognized from  oil  sales  at
               such  time  as the oil is delivered  to  the
               buyer.   Revenue  is  recognized  from   gas
               sales  when  the  gas  passes  through   the
               pipeline  at  the well head.   Revenue  from
               overriding royalty interest is recognized when earned.

               The Company does not have any gas balancing arrangements.

                                               MOUNTAIN OIL, INC.
                                    Notes to Financial Statements
                                                        Continued



1.             Use  of  Estimates  in  the  Preparation  of
Organization   Financial Statements
and            The  preparation of financial statements  in
Summary of     conformity    with    generally     accepted
Significant    accounting  principles  requires  management
Accounting     to   make  estimates  and  assumptions  that
Policies	      affect  the  reported amounts of assets  and
Continued      liabilities  and  disclosure  of  contingent
	              assets  and liabilities at the date  of  the
  	            financial   statements  and   the   reported
  	        	   amounts of revenues and expenses during  the
               reporting  period.   Actual  results   could
               differ from those estimates.


2.Property     Property and equipment consists of the following:
and
Equipment
                                   				 September 30,     December 31,
                                       		   2000              1999
                                         (unaudited)

         Oil and gas properties          $  174,000      	$   174,000
          (successful efforts method)    $  174,000       $   174,000
         Oil and gas equipment
          (successful efforts method)     1,282,000            104,000
         Vehicles and equipment             147,000            118,000
         Building and land                   31,000             29,000
         Office furniture and fixtures        6,000              4,000
            			                         		1,640,000	       	   429,000


         Less accumulated depreciation,
          depletion and amortization        (88,000)		         (12,000)

              		                  		    $ 1,552,000	      $    417,000

                                               MOUNTAIN OIL, INC.
                                    Notes to Financial Statements
                                                        Continued

3. Long-Term 	 Long-term debt consists of the following at December 31, 1999:
   Debt

                 Mortgage    payable,    due    in    monthly
               	 installments of $300, including interest  at
           		    8%, secured by real property	    	 	       	   $ 28,000



                 Note  payable to a finance company,  due  in
                 monthly   installments  of  $500,  including
                 interest at 10.3%, secured by equipment		        22,000


                 Note   payable  to  an  individual,  bearing
                 interest at 10%.  The note is unsecured  and
                 due on demand					                    	          6,000
                                                       									 56,000
                                                                (12,000)
                                                               $ 44,000

             Future maturities of long-term debt are as follows:

                Year Ending December 31		                     Amounts


                   2000				                            			 	$  12,000
                   2001								                                 6,000
                   2002								                                 7,000
                   2003								                                 7,000
                   2004                                   		    7,000
                   Thereafter							                           17,000

                                                          		$  56,000

                                               MOUNTAIN OIL, INC.
                                    Notes to Financial Statements
                                                        Continued



4.Income  	   The  provision for income taxes differs from
  Taxes the amount computed at federal statutory rates as follows at December 31, 1999:

               Income tax benefit at statutory rate           $ 3,000
               Change in valuation allowance		                 (3,000)
            						                                            $     -


               Deferred tax assets (liabilities) are
               comprised of the following at December 31, 1999:

               Net operating loss carry forward	             $ 3,000
               Valuation allowance		                          (3,000)
               	                          	                  $     -



               A valuation allowance has been recorded for the full amount of the deferred tax asset because it is more likely than not that the deferred tax asset will not be realized.

               As  of December 31, 1999, the Company had  a
               net    operating   loss   carryforward    of
               approximately  $17,000.  This carry  forward
               expires in 2019.  If substantial changes  in
               the  Company's ownership should occur, there
               would  be an annual limitation of the amount
               of   NOL   carry  forward  which  could   be
               utilized. The ultimate realization of this carry forward is due, in part, on the tax law in effect at the time and future events which cannot be determined.


5.Sales to     The  Company's  sales for  the  period  from
  Major        July   30,  1999  (date  of  inception)   to
  Customer     December 31, 1999 were all to one customer.


6.Related      Related party payables at December 31,  1999
  Party        consist     of     notes     payable      to
  Payables     officers/shareholders   totaling   $200,000.
               The  notes  bear interest at  rates  ranging
               from  11% to 12%.  The notes are secured  by
               property  and  equipment  and  are  due   on
               demand.

                                               MOUNTAIN OIL, INC.
                                    Notes to Financial Statements
                                                        Continued



7. Supplemental    Operations reflect actual amounts paid for
   Disclosures     interest and income taxes as follows:
   of Cash
   Flow
   Information


	 						                               Nine Months       	July 30, 1999
                               							    Ended 		          (Date of
                             						 	  September 30,	     Inception) to
                             							      2000	      	     December 31,
                              						  	(Unaudited)		           1999

               Interest		          		   $  33,000		         $   4,000

               Income taxes             $      -		          $       -


               During the period July 30, 1999 (date of inception) to December 31, 1999:

                  * The Company issued 84,000 shares of
                    common stock in exchange for equipment in the amount of $84,000.

                  * The  Company acquired oil  and  gas
                    properties  and  related  equipment  of
                    $278,000 and building and land of $29,000, in exchange for accounts payable and long-term debt of $307,000.

                  * The  Company acquired equipment  in
                    exchange for long-term debt of $28,000.

                  * The Company issued 10,000 shares of
                    common  stock in exchange for  a  stock
                    subscription receivable which was collected subsequent to year end.

                                               MOUNTAIN OIL, INC.
                                    Notes to Financial Statements
                                                        Continued



8. Preferred   The  Company's preferred stock may be issued
   Stock       from  time  to  time in one or more  series,
               with  such  distinctive serial  designations
               as   may  be  stated  or  expressed  in  the
               resolution or resolutions providing for  the
               issue  of  such stock adopted from  time  to
               time  by  the Board of Directors.   In  such
               resolution or resolutions providing for  the
               issuance   of  shares  of  each   particular
               series, the Board of Directors is also expressly authorized to fix:

                  * The right to vote

                  * The consideration for which the shares
                    of such series are to be issued, the number of shares constituting such series and whether shares of such series shall be subject to redemption and the terms

                  * The rate of dividends, the times at
                    which  dividends shall be payable,  and
                    preferences and whether such  dividends
                    shall be cumulative or noncumulative

                  * The rights which the holders of shares
                    of such series shall have in the event of any voluntary or involuntary liquidation, merger, consolidation, distribution or sale of assets, dissolution or winding up of the affairs of the corporation

                  * The rights which the holder of shares
                    of such series shall have to convert such shares into or exchange such shares for shares of any other class or any other series of stock of the corporation


9.Fair         The  Company's financial instruments consist
  Value of     of  cash,  receivables, payables, and  notes
  Financial    payable.   The  carrying  amount  of   cash,
  Instruments  receivables  and payables approximates  fair
           	   value  because of the short-term  nature  of
               these  items.  The aggregate carrying amount
               of   the  notes  payable  approximates  fair
               value as the individual borrowings bear interest at market interest rates.

                                               MOUNTAIN OIL, INC.
                                    Notes to Financial Statements
                                                        Continued



10.Recent      In  June 1999, the FASB issued SFAS No. 137,
   Accounting  "Accounting  for Derivative Instruments  and
   Pronounce-  Hedging   Activities  -  Deferral   of   the
   ments 	     Effective  date of FASB Statement No.  133."
  	            SFAS   133   establishes   accounting    and
               reporting     standards    for    derivative
               instruments and requires recognition of  all
               derivatives as assets or liabilities in  the
               statement   of   financial   position    and
               measurement  of  those instruments  at  fair
               value.   SFAS  133  is  now  effective   for
               fiscal years beginning after June 15,  2000.
               The Company believes that the adoption of SFAS 133 will not have any material effect on the financial statements of the Company.


11.Subsequent  On  January 15, 2000, the Company adopted  a
   Events      long-term  stock incentive plan.   The  plan
    	          allows for the issuance of stock options  to
               eligible  participants.   The  options   are
               exercisable  at amounts not  less  than  the
               fair  market value of the stock on the  date
               of    grant.     The    options,    eligible
               participants   and   exercise    price    is
               established by a committee selected by the Board of Directors of the Company.

               On  April  30,  2000, the Company  completed
               the   issuance   of   $825,000   convertible
               debentures.   The debentures are convertible
               at  $1.50 per share and are due on March 31,
               2002.   Interest at 7% is due monthly.   The
               debentures  are  convertible  at  any   time
               until the due date.

                                               MOUNTAIN OIL, INC.
                            Schedule of Supplementary Information
                                        on Oil and Gas Operations




The information on the Company's oil and gas operations as shown in this schedule is based on the successful efforts method of accounting and is presented in conformity with the disclosure requirements of Statement of Financial Accounting Standards No. 69 "Disclosures about Oil and Gas Producing Activities."

 Capitalized Costs Relating to Oil and Gas Producing Activities


                                                      December 31
                                                         1999

 Proved oil and gas properties and related equipment   $ 278,000
 Unproved oil and gas properties                               -

            Subtotal                                     278,000

 Accumulated depreciation, depletion and
  amortization and valuation allowances                   10,000

                                                       $ 268,000


           Costs Incurred in Oil and Gas Acquisition,
             Exploration  and Development Activities


                                                      Period From
                                                     July 30, 1999
                                                       (Date of
                                                      Inception)
                                                    to December 31,
                                                         1999

   Acquisition of properties:
    Proved                                           $ 174,000
    Unproved                                         $       -
   Exploration costs                                 $       -
   Development costs                                 $       -

                                               MOUNTAIN OIL, INC.
                            Schedule of Supplementary Information
                                        on Oil and Gas Operations
                                                        Continued




         Results of Operations for Producing Activities


                                                      Period From
                                                     July 30, 1999
                                                       (Date of
                                                     Inception) to
                                                     December 31,
                                                         1999

   Oil and gas sales                                $   97,000
   Production costs                                    (65,000)

   Exploration costs                                         -
   Depreciation, depletion and amortization and
    valuation provisions                               (10,000)

   Net income before income taxes                       22,000

   Income tax provision                                 (3,000)

   Results of operations from producing activities
    (excluding corporate overhead and interest costs) $ 19,000

                                               MOUNTAIN OIL, INC.
  Schedule of Supplementary Information on Oil and Gas Operations
                                                        Continued





            Reserve Quantity Information (Unaudited)

The estimated quantities of proved oil and gas reserves disclosed in the table below are based upon estimates by Ralph L. Nelms, a petroleum engineer. Such estimates are inherently imprecise and may be subject to substantial revisions.

Revisions may occur because current prices of oil and gas and current costs of operating are subject to fluctuations, past performance of wells does not necessarily guarantee future performance and rates used to estimate decline of reserves could vary from that which is projected.


All quantities shown in the table are proved reserves and are located within the United States.


                                               Period From July 30, 1999
                                                (Date of Inception) to
                                                   December 31,1999
                                                 Oil               Gas
                                               (bbls)             (mcf)

  Proved developed and undeveloped reserves:
        Beginning of period                          -                 -
        Revision in previous estimates               -                 -
        Discoveries and extension                    -                 -
        Purchase in place                      897,000           837,000
        Production                              (4,000)                -
        Sales in place                               -                 -

        End of period                          893,000           837,000

  Proved developed reserves:
        Beginning of period                          -                 -
        End of period                           37,000                 -

                                               MOUNTAIN OIL, INC.
  Schedule of Supplementary Information on Oil and Gas Operations
                                                        Continued




    Standardized Measure of Discounted Future Net Cash Flows
       Relating to Proved Oil and Gas Reserves (Unaudited)


                                                  Period From
                                                 July 30, 1999
                                                   (Date of
                                                 Inception) to
                                                  December 31,
                                                     1999

   Future cash inflows                           $ 23,411,000
   Future production costs                         (8,424,000)
   Future development costs                        (8,798,000)
   Future income tax expenses                      (2,104,000)


                                                    4,085,000

   10% annual discount for estimated timing of
    cash flows                                     (3,307,000)

   Standardized measure of discounted future
    net cash flows                                $   778,000


The preceding table sets forth the estimated future net cash flows and related present value discounted at a 10% annual rate from the Company's proved reserves of oil, condensate and gas. The estimated future net revenue is computed by applying the period end prices of oil and gas (including price changes that are fixed and determinable) and current costs of development and production to estimated future production assuming continuation of existing economic conditions. The values expressed are estimates only, and may not reflect realizable values or fair market values of the oil and gas ultimately extracted and recovered.

                                               MOUNTAIN OIL, INC.
                            Schedule of Supplementary Information
                                        on Oil and Gas Operations
                                                        Continued





             Changes in the Standardized Measure of
           Discounted Future Net Cash Flows (Unaudited)


                                                             Period From
                                                            July 30, 1999
                                                              (Date of
                                                            Inception) to
                                                             December 31,
                                                                 1999

   Balance, beginning of period                             $        -
   Sales of oil and gas produced net of production costs       (32,000)
   Net changes in prices and production costs                        -
   Extensions and discoveries, less related costs                    -
   Purchase and sales of minerals in place                     813,000
   Revisions of estimated development costs                          -
   Revisions of previous quantity estimate                           -
   Accretion of discount                                             -
   Net changes in income taxes                                  (3,000)

   Balance, end of period                                   $  778,000

                       MOUNTAIN OIL, INC. - COMMON STOCK
                            Subscription Agreement

Investment

I desire to purchase                   shares of Mountain Oil, Inc.
at $2.25 per share for a total of $

Make Checks Payable to: Bonneville Bank, Mountain Oil, Inc., Escrow Account

Subscriber Information: Please clearly print name(s) in which Shares are to be acquired. All correspondence will go to the Investor Residence Address

Investor 1 (First, Middle I., Last):



Investor 2 (First, Middle I. Last):




Registration For The Investment (how the investment should be titled):


Investor Residence Address 1:                     Check One  Of
                                                  The Following:

                                                   U.S. Citizen
Investor Residence Address 2:

                                                   Resident Alien


City,        State        ZIP Code                 Foreign Resident; Country

                                                   U.S. Citizen residing
                                                   outside the U.S.


Enter the taxpayer identification number. For most individual taxpayers, it is their Social Security Number. Note: If the purchase is in more than one name, the number should be that of the first person listed. For IRAs, Keoghs, and qualified plans, enter both the Social Security Number and the Taxpayer Identification Number for the plan.

Social Security Number           Taxpayer Identification Number (If Applicable)



Form of Ownership (Individual, IRA, Trust, UGMA, Pension Plan, etc.)



Subscriber Signature: The undersigned has the authority to enter into this subscription agreement on behalf of the person(s) or entity registered above.


Authorized  Signature  of  Investor 1 ________________________________________
Date:_____________________________________


Authorized Signature of Investor 2________________________________________
Date:_____________________________________

______________________________________________________________________________
Company's Acceptance (To be completed only by an authorized representative of the Company.)

The foregoing subscription  is  accepted  this   ____________   day of
________________, _____



                            			    ___________________________________
                                   Authorized Representative of the Company

=====================================  =====================================
Until   April  19,  2001,   all
dealers       that       effect
transactions      in      these
securities,  whether   or   not                     $2,225,000
participating in this offering,
may  be  required to deliver  a
prospectus.    This    is    in
addition    to   the   dealers'
obligation   to    deliver    a                  MOUNTAIN OIL, INC.
prospectus   when   acting   as
underwriters  and with  respect
to  their unsold allotments  or                   1,000,000 Shares
subscriptions.                                      Common Stock
                                                  $.001 Par Value
-------------------------------
       TABLE OF CONTENTS
-------------------------------

Prospectus Summary                 2
Risk Factors                       2             ---------------------
Forward-Looking Statements         4                   PROSPECTUS
Dilution and Comparative Data      4             _____________________
Use of Proceeds                    5
Capitalization                     6
Plan of Operation                  6
Business                           8                January 19, 2001
Oil and Gas Reserve Information   12
Management                        14
Compensation                      15
Certain Relationships and
Related Transactions              16
Principal Stockholders            17
Description of the Securities     18
Shares Available for Future Sale  20
Market for Common Stock           20
Plan of Distribution              21
Legal Matters                     21
Experts                           21
Additional Information            22
Index to Financial Statements    F-1


No dealer, salesperson or other
person  has been authorized  to
give any information or to make
any  representations other than
those    contained   in    this
prospectus  and,  if  given  or
made,   such   information   or
representations  must  not   be
relied  upon  as  having   been
authorized   by    us.     This
prospectus  does not constitute
an   offer   to   sell   or   a
solicitation of an offer to buy
any  of  the securities offered
to  whom it is unlawful to make
such offer in any jurisdiction.
Neither  the delivery  of  this
prospectus  nor any  sale  made
shall, under any circumstances,
create  any  implication   that
information contained  in  this
prospectus is correct as of any
time subsequent to the date  of
this  prospectus or that  there
has   been  no  change  in  the
affairs  of Mountain Oil  since
such date.
=====================================   =====================================